WORLD FUNDS TRUST N-14A

Exhibit 12

October 4, 2024

Cook & Bynum Funds Trust

2830 Cahaba Road

Birmingham, AL 35223

World Funds Trust

8730 Stony Point Parkway, Suite 205

Richmond, VA 23235

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to: (i) the Target Entity,1 on behalf of the Target Fund, and (ii) the Acquiring Entity, on behalf of the Acquiring Fund in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Entity on behalf of the Acquiring Fund, (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Target Entity on behalf of the Target Fund, and (iv) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Entity. Similarly, insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Target Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Target Entity.

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the AGREEMENT AND PLAN OF REORGANIZATION dated as of October 4, 2024 (“Agreement”), that is by and among (i) the Target Entity (the entity listed in the column entitled “Target Entity” on Exhibit A of this letter), on behalf of the Target Fund (the series of the Target Entity listed in the column entitled “Target Fund” on Exhibit A of this letter), (ii) the Acquiring Entity (the entity listed in the column entitled “Acquiring Entity” on Exhibit A of this letter). on behalf of the Acquiring Fund (the series of the Acquiring Entity listed in the column entitled “Acquiring Fund” on Exhibit A of this letter), and (iii) solely for the purposes of certain Sections of the Agreement, Cook & Bynum Capital Management, LLC (the “Adviser”).

RAYMOND J. HOLST ● PARTNER ● PRACTUS, LLP

7 Copperdale Ln, Huntington, NY 11743 ● p: 646.866.4346

Raymond.Holst@Practus.com ● Practus.com

Cook & Bynum Funds Trust

The Cook & Bynum Fund

October 4, 2024

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Acquiring Entity. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Entity, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a)       The transaction contemplated by the Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)       Under Sections 361 and 357 of the Code, the Target Fund will not recognize gain or loss upon (i) the transfer of all its assets to the Acquiring Fund solely in exchange for the Acquiring Fund’s shares and the assumption by the Acquiring Fund of liabilities of the Target Fund in the reorganization and (ii) the distribution of the Acquiring Fund’s shares by the Target Fund to its shareholders in the reorganization;

Cook & Bynum Funds Trust
The Cook & Bynum Fund
October 4, 2024

(c)       Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon receipt of the assets of the Target Fund solely in exchange for the Acquiring Fund’s shares and the assumption by the Acquiring Fund of all liabilities and obligations of the Target Fund in the reorganization;

(d)       Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund in the reorganization will be the same as the Target Fund’s tax basis in such assets immediately prior to the transfer;

(e)       Under Section 1223(2) of the Code, the Acquiring Fund’s holding period for the assets received from the Target Fund in the reorganization will include the periods during which such assets were held or treated for U.S. federal income tax purposes as being held by the Target Fund;

(f)       Under Section 354 of the Code, the Target Fund’s shareholders will not recognize gain or loss upon the exchange of all of their shares of the Target Fund for the Acquiring Fund’s shares in the reorganization;

(g)       Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund’s shares received by a shareholder of the Target Fund in the reorganization will be the same as the aggregate tax basis of the Target Fund’s shares exchanged therefor;

(h)       Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund’s shares received in the reorganization will include the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange;

(i)       The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder; and

(j)       The consummation of the transaction contemplated by this Agreement will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Closing Date and the part of the taxable year of the Acquiring Fund after the Closing Date will constitute a single taxable year of the Acquiring Fund.

This opinion does not address the tax consequences of the Reorganization on any transferred assets as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon termination thereof or (ii) upon the transfer of such assets regardless of whether such a transfer would otherwise be a non-taxable transaction under the Code.

Cook & Bynum Funds Trust
The Cook & Bynum Fund
October 4, 2024

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of the Target Entity, its Trustees and officers, the Acquiring Entity, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

Very truly yours,

On behalf of Precuts, LLP

Cook & Bynum Funds Trust
The Cook & Bynum Fund
October 4, 2024

EXHIBIT A

Target Entity	Target Fund	Acquiring Entity	Acquiring Fund
Cook & Bynum Funds Trust	The Cook & Bynum Fund	World Funds Trust	The Cook & Bynum Fund

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